Exhibit 10.1

SECOND AMENDMENT TO LEASE

DATE:                                                        April 20, 2015

PARTIES:            Capital Partners Industrial Fund I, LLLP

dba Prairie Crossroads Business Center

(“Landlord”)

Sunshine Heart, Inc. a Delaware Corporation

(“Tenant”)

RECITALS:

A.)                                Landlord, as successor in interest to Silver Prairie Crossroads, LLC (the original landlord) and Tenant are the current parties to that certain lease dated October 21, 2011 and the First Amendment to Lease Agreement dated August 16, 2013 (collectively, the “Lease”) relating to approximately 23,211 rentable square feet of space (the “Existing Premises”) located at 12988 Valley View Road, Eden Prairie, MN 55344. (the “Building”).

B.)                                The parties have agreed to amend the Lease as set forth herein.

AGREEMENT:

In consideration of the following terms and conditions, the parties agree as follows:

1.)          Recitals.  The foregoing recitals are true and are incorporated herein.

2.)          Effective Date.  The “Effective Date” of this Second Amendment to Lease shall be April 1, 2016.

3.)          Extension Lease Term.  The Lease shall be extended for a period of thirty-six (36) months expiring on March 31, 2019 (“Extension Lease Term”), unless Expansion Option is exercised and effective as per the terms outlined in paragraph #5, in which case, the Lease term shall expire on October 15, 2022.

4.)          Extension Lease Rate.  Until the Extension Lease Term, Tenant shall pay Base Rent as provided in the Lease.  Commencing on the Extension Lease Term, Tenant shall pay Base Rent initially in the amount of $8.00 per square foot, with a $0.25 per square foot annual increases during the Extension Lease Term, which is calculated as follows:

Month	Monthly Net Rental Amount
4/1/2016 – 3/31/2017	$15,474.00
4/1/2017 – 3/31/2018	$15,957.56
4/1/2018 – 3/31/2019	$16,441.13

5.)          Expansion Option:  So long as Tenant is has not been in default under any terms and conditions of the Lease beyond applicable cure periods, and has not assigned the

Lease or sublet any portion of the Existing Premises, Tenant has a one-time option to expand the Existing Premises (“Expansion Option”)  by 11,924 square feet of additional adjacent space as shown on Exhibit A and currently leased by Vault Fitness (“Expansion Premises”) by giving written notice to Landlord on or before March 1, 2017.  Tenant, at Tenant’s sole cost and expense, shall pay to Landlord the sum of $15,000.00 at time of written notice to exercise its Expansion Option per the terms as outlined in paragraph #6, which shall be reimbursement to Landlord for the termination fee due to Vault Fitness for termination of its lease for the Expansion Premises.

6.)          Expansion Lease Terms.  The Expansion Premises shall be delivered to and leased by Tenant in its then current ‘as is’ condition as of October 15, 2017.  Landlord shall have no obligation to provide any improvements or alterations to the Expansion Premises, provided, Landlord shall provide to Tenant, subject to the terms and conditions herein, an improvement allowance of $100,000.00 to apply towards Tenant’s building standard improvements to the Expansion Premises, provided (i) all such improvements shall be subject to the terms and conditions of the Lease and approved by Landlord in writing prior to Tenant’s commencement of such improvements; and (ii) Tenant must complete such improvements and submit to Landlord reimbursement for the same together with final lien waivers for all such improvements no later than October 15, 2018, or such improvement allowance or any unrequested balance thereof shall be forfeited after such date.  Landlord shall pay to Tenant the allowance as so requested and evidenced by the lien waivers within thirty (30) days of receipt of such written request and all such lien waivers.  A new five (5) year lease term on all 35,135 square feet of space (which includes the Existing Premises and Expansion Premises) will ensue when Tenant’s expansion commences on October 15, 2017, and Tenant shall pay Base Rent to Landlord during such five year term on all 35,135 square feet at the “Expansion Rates” that follow:

Month	Monthly Net Rental Amount
10/15/2017 – 3/31/2018	$24,155.31
4/1/2018 – 3/31/2019	$24,887.29
4/1/2019 – 3/31/2020	$25,619.27
4/1/2020 – 3/31/2021	$26,351.25
4/1/2021 – 3/31/2022	$27,083.23
4/1/2022 – 10/15/2022	$27,815.21

If Tenant exercises its option for the Expansion Premises, as of October 15, 2017, the definition of “Premises” in the Lease shall include the Existing Premises and the Expansion Premises.

7.)          Expansion Security Deposit.  Tenant’s expansion into the Expansion Premises shall be subject to an additional security deposit to be determined by Landlord within a reasonable time of Tenant’s exercising said Expansion Option after review of Tenant’s then current audited financials, which shall be provided to Landlord simultaneously upon Tenant exercising such Expansion Option.

8.)          Interpretation of Second Amendment to Lease.  In the event of any conflict between the Lease and this Second Amendment, the terms of this Second Amendment to Lease shall continue in full force and effect. All capitalized terms contained in this Second Amendment to Lease, unless specifically defined herein, shall have the meaning ascribed to them in the Lease.

9.)          Tax/Operating Expense.  Tenant shall be responsible for its Proportionate Share of the taxes and all other Operating Expenses associated with the Premises and Building, and if Tenant exercises its Expansion Option, as of October 15, 2017, Tenant’s Proportionate Share shall be increased to 43.5%.

10.)   Binding Effect.  This Second Amendment to lease shall bind and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Second Amendment to Lease to be executed as of the day and year first above written.

Landlord
Capital Partners Industrial Fund I, LLLP
dba Prairie Crossroads Business Center
A Minnesota Limited Liability Limited Partnership

By:	/S/ JASON SIMEK

Printed Name:	Jason Simek

Title:	General Partner

Tenant
Sunshine Heart, Inc. a Delaware Corporation

By:	/S/ CLAUDIA DRAYTON

Printed Name:	Claudia Drayton

Title:	Chief Financial Officer